Exhibit 99.1

PRESS RELEASE

SENORX REPORTS FIRST QUARTER 2008 REVENUE GROWS 38.7 PERCENT; GROSS MARGIN INCREASES TO 62.1 PERCENT FROM 54.1 PERCENT A YEAR AGO

ALISO VIEJO, Calif., May 12 – SenoRx, Inc. (Nasdaq: SENO) today reported financial results for its first quarter ended March 31, 2008. Revenue for the quarter increased 38.7 percent to $10.7 million, compared with $7.7 million in the first quarter a year ago. Gross profit increased 59.3 percent to $6.6 million, or 62.1 percent of revenue, up from $4.2 million, or 54.1 percent of revenue, in the first quarter of 2007.

SenoRx reported an operating loss for the first quarter of $2.2 million, compared with $2.4 million in the same period last year. The operating loss for the quarter included expenses of approximately $190,000 associated with being a public company, which were not incurred in the quarter a year ago, as we had not yet completed our IPO. Stock-based compensation expense in the first quarter was $554,000, compared with $305,000 in the first quarter of 2007. Sales and marketing expenses in the quarter included ongoing investment to expand our sales organization and support the commercial launch activities for Contura™ MLB, VisiLoc™ and SenoSonix™. In addition, our general and administrative expense increased during the quarter, most significantly due to incremental expense of $765,000 in attorney and related litigation costs for defense against the preliminary injunction sought by Hologic in connection with the allegations of patent infringement and other claims related to Contura MLB.

Interest expense for the first quarter declined significantly to $24,000, compared to $477,000 a year ago, primarily due to the retirement of a subordinated debt facility with Escalate Capital in the fourth quarter of 2007, while interest income increased $189,000 to $259,000 from the first quarter of 2007, due to higher average cash balances primarily related to proceeds from our IPO that we received at the beginning of the second quarter of 2007. In addition, the first quarter a year ago included non-cash income of $686,000 related to the change in the value of our May 2006 convertible promissory notes and the change in the value of the warrant liability related to our December 2006 subordinated note.

Net loss for the first quarter of 2008 was $2.0 million or 12 cents per share, compared with $2.1 million or 90 cents per share in the same period last year.

Excluding patent litigation, non-cash charges for stock-based compensation and the non-cash fair value adjustments for convertible notes and warrant valuation, the net loss was $675,000 for the quarter compared to $2.5 million for the same period last year.

Lloyd Malchow, SenoRx President and Chief Executive Officer, said “Our first quarter results provide an encouraging start to 2008. Strong continuing revenue growth was led by significant increases in both biopsy disposable revenues as well as increased sales of biopsy capital compared with the first quarter a year ago. Revenue from biopsy disposables increased 38.4 percent, primarily as a result of a larger installed base of EnCor systems, which increased to 594 from 360 in the first quarter a year ago and from 536 at the end of 2007. EnCor system placements are an important indicator for future disposable revenues. Biopsy capital equipment revenue also contributed to the strong revenue growth in the quarter, increasing 164.5 percent to $1.3 million, compared to $481,000 in the first quarter of 2007. In addition, we are benefiting from growth related to our international expansion, where we recently launched the sale of our products through distributors in more than 15 countries.”

“We also continued to increase our gross margin, which showed significant improvement compared to the first quarter last year and sequential improvement over the fourth quarter of 2007 as well. The increase primarily reflects improved efficiencies in the production of our disposable biopsy probes and tissue markers, along with incremental gross margin contribution from sales of Contura MLB. In addition, gross margin continues to benefit from improved leverage of our manufacturing overhead across increased sales volume and inventory unit production.”

“We are very excited about the opportunities for SenoRx in 2008 and beyond,” concluded Malchow. “Our business model is focused on the growing market for interventional diagnostic and therapeutic products in breast care, while capitalizing on a consolidating customer base that facilitates efficiencies in sales and distribution and the opportunity to build critical mass with our portfolio of breast care products.”

SenoRx finished the quarter in a strong financial position with cash and short-term investments of $22.7 million. The company also continues to maintain a credit facility that allows it to borrow up to $4.0 million.

2008 Outlook

SenoRx reaffirms its current estimate for 2008 revenue, which is expected to be in a range of $46 million to $50 million. In addition, SenoRx continues to estimate that deferred compensation and equity-based compensation expense will range between $2.8 million and $3.2 million for 2008. These ranges could be materially impacted based upon the number of options granted and fluctuation in the market price of the company’s common stock.

With regard to the complaint filed by Hologic in January 2008, the Court recently denied Hologic’s request for a preliminary injunction and ordered the parties to schedule a trial within 50 to 80 days, therefore accelerating the payment of anticipated litigation related costs related to the complaint. The company now estimates that patent litigation costs related to the complaint filed by Hologic will range between $4.0 million and $4.5 million during 2008.

Conference Call

SenoRx will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Tuesday, May 13, 2008. The conference call can be accessed by calling 877-545-1402 (719-325-4890 for international callers) or via the company’s website. www.senorx.com.

Use of Non-GAAP Financial Measures

To supplement certain GAAP financial information, SenoRx has provided non-GAAP adjusted net loss information that excludes the impact of the stock-based compensation, patent litigation expenses and fair value adjustments to convertible notes and warrant liability. SenoRx management believes that in order to properly understand SenoRx’s short-term and long-term financial trends, investors may wish to consider the impact of certain charges and the fair value adjustments. These result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, SenoRx management uses the adjusted net loss before certain charges and fair value adjustments to evaluate the operational performance of the company and as a basis for strategic planning. A table reconciling the GAAP financial information to the non-GAAP information is included in our earnings release. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

About SenoRx

SenoRx (Nasdaq: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura™ MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer. SenoRx’s field sales organization serves over 1,000 breast diagnostic and treatment centers in the United States and Canada. In addition, SenoRx has recently launched several of its products through distributors in more than 15 countries outside the U.S. and Canada. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer. For more information, visit the company’s website at www.senorx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning expectations of future revenue growth and opportunities, the growing markets for SenoRx’s products, the consolidation of the customer base, the ability to continue to innovate and execute, estimate of litigation costs, SenoRx’s guidance for 2008, and the factors that would impact that guidance are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause SenoRx’s actual results to differ materially from the statements contained herein. SenoRx’s first quarter March 31, 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect SenoRx’s business and its financial results are detailed in its most recent annual report on Form 10-K as filed with the Securities and Exchange Commission on March 21, 2008. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. SenoRx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SENORX, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$21,020,667	$17,185,259
Short-term investments	1,638,160	10,764,490
Accounts receivable, net of allowance for doubtful accounts of $107,728	5,885,203	5,421,184
Inventory	7,635,095	6,650,955
Prepaid expenses and deposits	604,929	544,276

Total current assets	36,802,054	40,566,164
Property and equipment, net	1,085,685	1,071,435
Other assets, net of accumulated depreciation of $553,514, and $436,380, respectively	642,734	424,649

TOTAL	$38,530,473	$42,062,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,503,687	$2,580,249
Accrued expenses, including accrued employee compensation of $879,305 and $1,137,889, respectively	2,880,667	2,904,603
Deferred revenue	83,814	93,888
Current portion of long-term debt	107,254	2,093,346

Total current liabilities	5,575,422	7,672,086
Long-term debt—less current portion	14,564	26,820

Total liabilities	5,589,986	7,698,906
Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.001 par value—100,000,000 shares authorized; 17,212,651 (2008) and 17,202,395 (2007) issued and outstanding	17,211	17,202
Additional paid-in capital	110,387,285	109,815,612
Accumulated deficit	(77,464,009)	(75,469,472)

Total stockholders’ equity	32,940,487	34,363,342

TOTAL	$38,530,473	$42,062,248

SENORX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net revenues	$10,682,775	$7,700,076
Cost of goods sold	4,053,450	3,537,344

Gross profit	6,629,325	4,162,732
Operating expenses:
Selling and marketing	5,089,562	4,300,493
Research and development	1,561,904	1,468,204
General and administrative	2,207,393	782,536

Total operating expenses	8,858,859	6,551,233

Loss from operations	(2,229,534)	(2,388,501)
Interest expense	24,186	476,870
Change in fair value of convertible promissory notes and warrant valuation	—	(685,828)
Interest Income	(259,183)	(70,059)

Loss before provision for income taxes	(1,994,537)	(2,109,484)
Provision for income taxes	—	—

Net loss	$(1,994,537)	$(2,109,484)

Net loss per share	$(0.12)	$(0.90)

Weighted average shares outstanding-basic and diluted	17,194,404	2,343,320

REVENUE BY PRODUCT CLASS (Unaudited)

	Three Months Ended March 31
	2008	2007
Biopsy disposable products	$4,871,593	$3,519,584
Biopsy capital equipment products	1,271,586	480,828
Diagnostic adjunct products	3,922,964	3,699,664
Therapeutic disposable products	616,632	—

Total	$10,682,775	$7,700,076

ADJUSTED NET LOSS RECONCILIATION (Unaudited)

	Three Months Ended March 31
	2008	2007
Net loss	$(1,994,534)	$(2,109,484)
Stock-based compensation	554,480	304,744
Patent litigation expenses	765,249	—
Change in fair value of convertible promissory notes and warrant valuation	—	(685,828)

Adjusted net loss	$(674,805)	$(2,490,568)

CONTACT:	SenoRx, Inc.
Lila Churney, Director of Investor Relations
949.362.4800 ext.132